Exhibit 99.3

Dear Alder employees,

As you are aware, today we announced a definitive agreement for Lundbeck to acquire Alder Biopharmaceuticals. I am sure this is not necessarily what you were expecting this morning!

I want to take this opportunity to say how very pleased everyone at Lundbeck is to be able to make this announcement as we see such a strong fit between our two companies. At Lundbeck we are driven by a compelling purpose: we are tirelessly dedicated to restoring brain health, so every person can be their best. For over 70 years, our company has focused on the discovery, development and global commercialization of transformative medicines for people facing brain diseases.

Your work at Alder to transform outcomes for people facing the burden of migraine is so important - and so well aligned to our commitment to advance brain health. You have brought eptinezumab forward from your novel work in the lab, through clinical development, and now into the final process of bringing this important medicine to patients. We have admired your many accomplishments and your commitment to the field of migraine for a long time, and we congratulate you on the significant progress you have made.

By joining our two companies together after the transaction closes, we want to launch eptinezumab worldwide, and continue to develop its promise in other indications, making it the therapeutic choice for people facing the burden of severe migraine. We look to build on a franchise in migraine and other pain syndromes as we advance the development of ALD1910, alongside some of the other medicines in the Lundbeck portfolio.

I would like to thank Bob, the executive team and other colleagues at Alder, who have worked so closely with us over the last months. Through this work, we have developed such a strong respect for the team at Alder.

We now await certain antitrust approvals and completion of the tender offer to acquire the outstanding shares of Alder Biopharmaceuticals, with an expected close in the fourth quarter of this year. Until that time, we will continue to operate as separate companies. Upon close, we can begin our work together. While we are unable to share detailed plans with you ahead of the close, Bob has kindly invited me and some of the Lundbeck team to visit with you next week. I look forward to meeting you at a Town Hall meeting on September 24th and introducing you to Lundbeck.

Yours sincerely,

/s/ Deborah Dunsire MD
Deborah Dunsire MD
President and CEO

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Notice to Investors

The tender offer (the Offer) for the outstanding common stock of Alder referred to in the communication announced today has not yet commenced. The description contained in the communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lundbeck will file with the U.S. Securities and Exchange Commission (the SEC). The solicitation and offer to buy the common stock of Alder will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Lundbeck will file a tender offer statement on Schedule TO and thereafter Alder will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF ALDER’S SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Lundbeck and when available may be obtained by directing a request to the Information Agent for the tender offer which will be named in the Schedule TO. Copies of the documents filed with the SEC by Alder will be available free of charge on Alder’s internet website at http://investor.alderbio.com/financial-information/sec-filings or by contacting Alder’s Investor relations contact at +1 (212) 362-1200.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Lundbeck, as well as the solicitation/recommendation statement filed by Alder, Alder will also file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by Lundbeck or Alder at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Alder’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Safe Harbor/Forward-Looking Statements

This letter contains forward-looking information related to Lundbeck, and the proposed acquisition of Alder by Lundbeck that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, the anticipated contingent value right payment, anticipated royalties, earnings dilution and accretion, and growth, Lundbeck’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Lundbeck and Alder, Alder’s product pipeline and portfolio assets, Alder’s ability to achieve certain milestones that trigger the contingent value right payment, the anticipated timing of closing of the proposed acquisition and expected plans for financing the proposed acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Alder’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not

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close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits and accretion from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Lundbeck’s common stock, Lundbeck’s credit ratings and/or Lundbeck’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; changes in reimbursement rules and governmental laws and related interpretations thereof; delay or failure of development projects, production problems, unexpected contract breaches or terminations; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies, including government-mandated price decreases for Lundbeck’s products; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the uncertainty that the milestones for the CVR payment may not be achieved in the prescribed timeframe or at all; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from Lundbeck’s and Alder’s clinical studies; whether and when drug applications may be filed in any jurisdictions for any potential indication for any of Lundbeck’s and Alder’s pipeline assets; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any such products; and competitive developments. Lundbeck does not undertake any obligation to update these forward-looking statements (whether as a result of new information, future events or otherwise) except to the extent otherwise required by law.

A further description of risks and uncertainties relating to Alder can be found in Alder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and https://www.alderbio.com/.

These forward-looking statements are based on numerous assumptions and assessments made by Lundbeck in light of its experiences and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes are appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this letter could cause Lundbeck’s plans with respect to Alder, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in the forward-looking

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statements in this letter are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this letter are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this letter.

Certain assumptions made by Lundbeck are required by Danish Securities Law for full disclosure of material corporate information. Some assumptions, including assumptions relating to sales associated with product that is prescribed for unapproved uses, are made considering past performances of other similar drugs for similar disease states or past performance of the same drug in other regions where the product is currently marketed. It is important to note that although physicians may, as part of their freedom to practice medicine in the US, prescribe approved drugs for any use they deem appropriate, including unapproved uses, at Lundbeck, promotion of unapproved uses is strictly prohibited.

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